Exhibit 99.1

News

For Immediate Release

EP Energy Reports Second Quarter 2019 Results

HOUSTON, TEXAS, August 9, 2019— EP Energy Corporation (OTC Pink: EPEG) today reported second quarter 2019 financial and operational results.

2Q’19 Results:

•      Equivalent production of 69.8 MBoe/d

•      Oil production of 37.6 MBbls/d

•      Net loss of $50 million, including $29 million gain on financial derivatives

•      Adjusted EBITDAX of $148 million

•      Oil and gas expenditures of $149 million, including $11 million acquisition capital

•      Completed three horizontal wells in Northeastern Utah (NEU)

•      Completed (based on wells fracture stimulated or frac’d) 16 gross (14 net) wells

•      Increased Drilled but Uncompleted (DUC) wells to 62

•      Lease operating expense of $4.84 per Boe

•      G&A expense of $6.77 per Boe, Adjusted G&A expense of $2.02 per Boe

•      Ended the second quarter with $299 million of liquidity, including $52 million of cash

2Q’19 Operating and Financial Performance

Below is a summary of second quarter 2019 results compared to the second quarter 2018:

	2Q’19 Guidance	2Q’19 Actual	2Q’18 Actual	2Q’19 Actual vs. 2Q’18 Actual
Oil Production (MBbls/d)	37 - 39	37.6	47.2	- 20%
Equivalent Production (MBoe/d)	70 - 73	69.8	82.5	- 15%
Percent Oil (%)	53	53.9	57.2	- 6%
LOE per Unit ($/Boe)	5.60 - 6.10	4.84	4.95	- 2%
Lease Operating Expense ($MM)	36 - 40	30	38	- 21%
G&A expense per Unit ($/Boe)	2.95 - 3.50	6.77	3.74	+ 81%
Adjusted G&A expense per Unit ($/Boe)(1)	2.35 - 2.90	2.02	2.59	- 22%
Net Loss ($MM)		(50)	(58)	+ 14%
Adjusted EBITDAX ($MM)(1)		148	215	- 31%
Oil and Gas Expenditures ($MM)		149	219	- 32%
Adjusted Oil and Gas Expenditures (excl. acquisition capital ) ($MM)(1)	140 - 150	138	203	- 32%
Net completions (frac’d)	13	16	37	- 57%
Change in DUC inventory from prior quarter	19	16	(11)	+ 245%

(1) See Disclosure of Non-GAAP Financial Measures for applicable definitions and reconciliations to GAAP terms.

Financial Position and Liquidity

The company ended the quarter with $52 million in cash, $355 million in borrowings outstanding on the RBL Facility, and $27 million in letters of credit, resulting in $299 million of available liquidity and $4.6 billion of net debt. Subsequently, on August 1, 2019, EP Energy borrowed $268 million under its RBL Facility. The company expects such amounts will provide liquidity for the second half of 2019 and may be used, among other things, to provide for working capital and other general corporate purposes. Following the drawdown, the company has no borrowing capacity remaining under the RBL Facility.

Additionally, in the next six months, EP Energy has several near-term interest payments due on its indebtedness, including an approximately $40 million interest payment due under the indenture governing its 8.000% 1.5 Lien Notes due 2025 (the “2025 1.5 Lien Notes”) due on August 15, 2019. While no decision has been made at this time, the company may determine not to pay the interest due on its 2025 1.5 Lien Notes on the August 15, 2019 interest payment due date, and to utilize the 30-day grace period under the indenture governing the 2025 1.5 Lien Notes. Any failure to make payments of interest and principal on the company’s outstanding indebtedness on a timely basis, including with respect to the 2025 1.5 Lien Notes, would likely result in a default under that indebtedness and likely cause cross-defaults and/or cross-acceleration under the company’s other indebtedness.

Strategic and Financial Alternatives Update

During the second quarter, the company’s Board of Directors (the “Board”) appointed a special committee (the “Special Committee”) of the Board consisting of independent members of the Board and engaged financial and legal advisors to assist the company in evaluating a number of potential actions that may be taken in order to address the liquidity and balance sheet issues. EP Energy is evaluating certain strategic alternatives including financings, refinancings, amendments, waivers, forbearances, asset sales, debt issuances, exchanges and purchases, out-of-court or in-court restructurings (pursuant to which the company may seek relief under Chapter 11 of the United States Bankruptcy Code and/or similar transactions involving the company), none of which have been implemented at this time. However, there is no assurance that the company’s actions will be successful in alleviating any of the concerns discussed above. The company does not expect to comment further unless and until a specific transaction is approved by its Special Committee or the company otherwise decides further disclosure is appropriate or required.

Operations Update

For the second quarter 2019, average daily production was 69.8 MBoe/d, including 37.6 MBbls/d of oil. During the second quarter 2019, the company completed (frac’d) 16 gross (14 net) wells and incurred capital expenditures of $138 million, excluding acquisitions. The company had lower production in the second quarter 2019 compared to the second quarter 2018 due to lower net completions during the first half of 2019. In the second quarter 2019, Eagle Ford and Permian production volumes were also negatively impacted by downstream third-party operational issues and constraints.

Northeastern Utah (NEU)

In the second quarter 2019, the company’s assets in NEU produced 15.6 MBoe/d, including 10.3    MBbls/d of oil, a 7% and 12% decrease, respectively, from the second quarter 2018.  EP Energy averaged approximately one drilling rig and completed (frac’d) three gross (three net) wells in the second quarter 2019.  In late June the company picked up another drilling rig focused on horizontal drilling. Total capital invested in NEU in the second quarter 2019 was $35 million excluding acquisition capital.

Eagle Ford

EP Energy’s assets in Eagle Ford produced 32.5 MBoe/d, including 21.0 MBbls/d of oil in the second quarter 2019, a 17% and 19% decrease, respectively, from the second quarter 2018. In the second quarter 2019, production was impacted 0.5 MBoe/d by downstream third-party operational issues and constraints. EP Energy averaged approximately three drilling rigs, invested $101 million excluding acquisition capital and completed (frac’d) 13 gross (11 net) wells in the second quarter 2019. The company released two of the three rigs at the end of the second quarter. In the second quarter, the company increased the DUC inventory by 17.

Permian

EP Energy’s assets in the Permian basin produced 21.7 MBoe/d, including 6.3 MBbls/d of oil in the second quarter 2019, an 18% and 35% decrease, respectively, from the second quarter 2018. In the second quarter 2019, the company did not drill or complete any wells in the basin. In the second quarter 2019, production was impacted 0.9 MBoe/d by downstream third-party operational issues and constraints.

Hedge Program Update

EP Energy maintains a solid hedge program which provides continued commodity price protection.  A summary of the company’s current open hedge positions is listed below:

	2019	2020
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	6.8	11.7
Average ceiling price ($/Bbl)	$66.41	$65.11
Average floor price ($/Bbl)	$55.95	$55.90

Natural Gas volumes (TBtu)	12.9	—
Average price ($/MMBtu)	$3.72	$—
Average floor price ($/MMBtu)	$2.86	$—

Note: Positions are as of August 1, 2019 (Contract months: July 1, 2019 - Forward)

(1) The table includes WTI three-way collars of 6.1 MMBbls and 11.7 MMBbls in 2019 and 2020, respectively, and WTI collars of 0.7 MMBbls in 2019.

Second Half 2019 Outlook

EP Energy has determined not to provide guidance pending the outcome of the strategic and financial alternatives process.

Webcast Information

EP Energy has scheduled a webcast at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, on August 9, 2019, to discuss its second quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID#3715004) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through September 9, 2019 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID#10134118).

About EP Energy

The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures. EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S. Learn more at epenergy.com.

The following table provides the company’s production results, average realized prices, results of operations and certain non-GAAP financial measures for the periods presented.  See Disclosure of Non-GAAP Financial Measures for applicable definitions and reconciliations to GAAP terms.

	Quarter ended June 30,
	2019	2018
Oil Sales Volumes (MBbls/d)
Eagle Ford	21.0	25.8
NEU	10.3	11.7
Permian	6.3	9.7
Total Oil Sales Volumes	37.6	47.2
Natural Gas Sales Volumes (MMcf/d)
Eagle Ford	33	40
NEU	32	30
Permian	46	54
Total Natural Gas Sales Volumes	111	124
NGLs Sales Volumes (MBbls/d)
Eagle Ford	6.0	6.8
NEU	—	—
Permian	7.7	7.8
Total NGLs Sales Volumes	13.7	14.6
Equivalent Sales Volumes (MBoe/d)
Eagle Ford	32.5	39.2
NEU	15.6	16.8
Permian	21.7	26.5
Total Equivalent Sales Volumes	69.8	82.5

Net loss ($ in millions)	(50)	(58)
Adjusted EBITDAX ($ in millions)	148	215
Basic and diluted net loss per common share ($)	(0.20)	(0.23)
Adjusted EPS ($)	(0.15)	(0.01)
Capital Expenditures ($ in millions)(1)	149	219
Adjusted Capital Expenditures ($ in millions)	138	203
Total Operating Expenses ($/Boe)	33.25	32.20
Adjusted Cash Operating Costs ($/Boe)	13.57	13.85
Depreciation, depletion and amortization rate ($/Boe)	14.83	17.20
Average realized prices(2)
Oil price on physical sales ($/Bbl)	59.72	65.53
Oil, including financial derivatives ($/Bbl)(3)	59.84	62.30
Natural gas price on physical sales ($/Mcf)	0.80	1.58
Natural gas, including financial derivatives ($/Mcf)(3)	1.36	1.96
NGLs price on physical sales ($/Bbl)	12.06	22.65
NGLs, including financial derivatives ($/Bbl)(3)	12.06	22.07

(1)         The quarters ended June 30, 2019 and 2018 include $11 million and $16 million of acquisition capital, respectively.

(2)         Oil and natural gas prices on physical sales reflect operating revenues for oil and natural gas reduced by oil and natural gas purchases associated with managing our physical sales.

(3)         Prices per unit are calculated using total financial derivative cash settlements.

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions)

(Unaudited)

	Quarter ended June 30,
	2019	2018
Operating revenues
Oil	$204	$281
Natural gas	8	18
NGLs	15	30
Financial derivatives	29	(64)
Total operating revenues	256	265

Operating expenses
Transportation costs	23	26
Lease operating expense	30	38
General and administrative	43	28
Depreciation, depletion and amortization	94	129
Exploration and other expense	1	—
Taxes, other than income taxes	20	21
Total operating expenses	211	242

Operating income	45	23

Gain on extinguishment/modification of debt	—	7
Interest expense	(95)	(88)
Loss before income taxes	(50)	(58)
Income tax expense	—	—
Net loss	$(50)	$(58)

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets	$261	$385
Property, plant and equipment, net(1)	3,888	3,774
Other non-current assets	41	22
Total assets	$4,190	$4,181

LIABILITIES AND EQUITY
Current liabilities	$545	$440
Long-term debt, net of debt issue costs	4,365	4,285
Other non-current liabilities	65	55
Total stockholders’ equity	(785)	(599)
Total liabilities and equity	$4,190	$4,181

(1)               Balance is net of accumulated depreciation, depletion and amortization of $3,813 million and $3,651 million as of June 30, 2019 and December 31, 2018, respectively.

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six months ended June 30,
	2019	2018
Net loss	$(190)	$(40)
Adjustments to reconcile net loss to net cash provided by operating activities
Non-cash expenses	192	214
Asset and liability changes	82	43
Net cash provided by operating activities	84	217
Net cash used in investing activities	(264)	(454)
Net cash provided by financing activities	205	291

Change in cash, cash equivalents and restricted cash	25	54

Cash, cash equivalents and restricted cash - beginning of period	27	45
Cash, cash equivalents and restricted cash - end of period	$52	$99

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), gains and losses on extinguishment/modification of debt, other costs that affect comparability, including transition, severance and other costs, legacy litigation settlements, and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net income (loss) per share to Adjusted EPS:

	Quarter ended June 30, 2019
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(50)	$(0.20)

Adjustments(2)
Impact of financial derivatives(3)	$(23)	$(18)	$(0.07)
Transition, severance and other costs	3	2	0.01
Legacy litigation settlements	24	19	0.07
Valuation allowance on deferred tax assets		10	0.04
Total adjustments	$4	$13	$0.05

Adjusted EPS			$(0.15)

Diluted weighted average shares			250

	Quarter ended June 30, 2018
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(58)	$(0.23)

Adjustments(2)
Impact of financial derivatives(3)	$54	$42	$0.17
Transition, severance and other costs	6	5	0.02
Gain on extinguishment of debt	(7)	(5)	(0.02)
Valuation allowance on deferred tax assets		13	0.05
Total adjustments	$53	$55	$0.22

Adjusted EPS			$(0.01)

Diluted weighted average shares			248

(1)         Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)         All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)         Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the periods presented.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under the company’s long-term incentive programs), transition, severance and other costs that affect comparability, management and other fees paid to the company’s Sponsors (affiliates of Apollo Global Management LLC, Riverstone Holdings LLC, Access Industries and Korea National Oil Corporation, collectively, the “Sponsors”), legacy litigation settlements, and gains and losses on extinguishment/modification of debt.

Below is a reconciliation of EP Energy’s consolidated net income (loss) to EBITDAX and Adjusted EBITDAX:

	Quarter ended June 30,
	2019	2018
	($ in millions)
Net loss	$(50)	$(58)
Income tax expense	—	—
Interest expense, net of capitalized interest	95	88
Depreciation, depletion and amortization	94	129
Exploration expense	1	1
EBITDAX	140	160
Mark-to-market on financial derivatives(1)	(29)	64
Cash settlements and cash premiums on financial derivatives(2)	6	(10)
Non-cash portion of compensation expense(3)	3	2
Transition, severance and other costs	3	6
Fees paid to Sponsors	1	—
Gain on extinguishment/modification of debt	—	(7)
Legacy litigation settlements(4)	24	—
Adjusted EBITDAX	$148	$215

(1)         Represents the income statement impact of financial derivatives.

(2)         Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)         For the quarter ended June 30, 2019, non-cash compensation expense includes less than $1 million in amounts under the Key Employee Retention Program, “KERP”, in lieu of long-term incentive compensation.

(4)         Reflects amounts accrued related to Fairfield and Weyerhaeuser legal cases.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, the non-cash portion of compensation expense (which represents compensation expense under EP Energy’s long-term incentive programs), transition, severance and other costs that affect comparability, management and other fees paid to Sponsors, and legacy litigation settlements.  The company uses use this measure to describe the costs required to directly or indirectly operate its existing assets and produce and sell its oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, the company excludes depreciation, depletion, and amortization as such costs are non-cash in nature. EP Energy excludes exploration expense from its measure as it is substantially non-cash in nature and is not related to the costs to operate its existing assets. EP Energy excludes the non-cash portion of compensation expense as well as transition, severance and other costs that affect comparability, including management and other fees paid to Sponsors and legacy litigation settlements, as the company believe such adjustments allow investors to evaluate these costs against others in the industry and this item can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended June 30,
	2019		2018
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Transportation costs	$23	$3.67	$26	$3.49
Lease operating expense	30	4.84	38	4.95
General and administrative	43	6.77	28	3.74
Depreciation, depletion and amortization	94	14.83	129	17.20
Exploration and other expense	1	0.10	—	—
Taxes, other than income taxes	20	3.04	21	2.82
Total operating expenses	$211	$33.25	$242	$32.20
Adjustments:
Depreciation, depletion and amortization	$(94)	$(14.83)	$(129)	$(17.20)
Exploration expense	(1)	(0.10)	—	—
Non-cash portion of compensation expense(2)	(3)	(0.45)	(2)	(0.38)
Transition, severance and other costs(2)	(3)	(0.46)	(6)	(0.77)
Fees paid to Sponsors(2)	(1)	(0.06)	—	—
Legacy litigation settlements(2)	(24)	(3.78)	—	—
Adjusted cash operating costs and per-unit adjusted cash costs	$85	$13.57	$105	$13.85

Total consolidated equivalent volumes (MBoe)		6,356		7,512

(1)                                 Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)                                 Amounts are excluded in the calculation of adjusted general and administrative expense.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense (net of forfeitures) under the company’s long-term incentive programs, transition, severance and other costs, management and other fees paid to Sponsors, and legacy litigation settlements. Adjusted cash general and administrative expenses are defined as adjusted general and administrative expenses including capitalized labor.

Below is a reconciliation of GAAP general and administrative expense to non-GAAP adjusted general and administrative expense and non-GAAP adjusted cash general and administrative expense:

	Actuals
	Quarter ended June 30,
	2019		2018
	Total	($/Boe)(1)	Total	($/Boe)(1)
	($ in millions, except per Boe costs)
GAAP general and administrative expense	$43	$6.77	$28	$3.74
Less non-cash compensation expense	3	0.45	2	0.38
Less transition, severance and other costs	3	0.46	6	0.77
Less fees paid to Sponsors	1	0.06	—	—
Less legacy litigation settlements	24	3.78	—	—
Adjusted general and administrative expense	12	2.02	20	2.59
Capitalized labor	3	0.40	4	0.48
Adjusted cash general and administrative expense	$15	$2.42	$24	$3.07

Total consolidated equivalent volumes (MBoe)		6,356		7,512

(1)                                 Per unit costs are based on actual total amounts rather than the rounded totals presented.

Net Debt is a non-GAAP measure defined as long-term debt less cash and cash equivalents. At June 30, 2019, the Company’s net debt was approximately $4.6 billion (total debt $4,635 million less cash and cash equivalents of approximately $52 million).

EBITDAX and Adjusted EBITDAX are used by management and the company believes provides investors with additional information (i) to evaluate the company’s ability to service debt adjusting for items required or permitted in calculating covenant compliance under its debt agreements, (ii) to provide an important supplemental indicator of the operational performance of the business without regard to financing methods and capital structure, (iii) for evaluating the company’s performance relative to its peers, (iv) to measure the company’s liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Cash Operating Costs ($ and per unit) are used by management as a performance measure, and the company believes provides investors valuable information related to its operating performance and operating efficiency relative to other industry participants and comparatively over time across the company’s historical results.  Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and related per unit measures as well as Adjusted Oil and Gas Expenditures are used by management and investors as additional information as noted above. Net Debt is used by management for analysis of the company’s financial position and/or liquidity. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted Oil and Gas Expenditures, Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX and Adjusted EBITDAX should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted General and Administrative expense and Adjusted Cash General and Administrative expense should not be used as an alternative to GAAP general and administrative expense. Adjusted Oil and Gas Expenditures should not be used as an alternative to oil and gas capital expenditures or other measures of liquidity presented in accordance with GAAP. The company’s presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted Oil and Gas Expenditures, Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and Net Debt may not be comparable to similarly titled measures used by other companies in the industry. Furthermore, EP Energy’s presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted Oil and Gas Expenditures, Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and Net Debt should not be construed as an inference that future results will be unaffected by the items noted above or what the company believes to be other unusual items, or that in the future the company may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward—looking statements and projections of EP Energy. The company has have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and potential for sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs;  the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the ability to develop proved undeveloped reserves; the future level of operating and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents, including making principal and interest payments or to obtain any necessary consents, waivers or forbearances thereunder; the company’s ability to generate sufficient cash flow to meet its debt obligations and commitments; the possibility that the company may not be able to continue as a going concern if it is not successful in obtaining the necessary additional liquidity, refinancing any of its indebtedness on commercially reasonable terms or at all, executing on its strategic alternatives and/or if there is not a sustained, significant increase in commodity prices; the company’s limited ability to borrow under existing debt agreements to fund its operations; the company’s ability to generate sufficient cash flow to meet its debt obligations and commitments; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies, including potential downgrades; credit and performance risk of the company’s lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward—looking statements made herein or any other forward—looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Jordan Strauss

713-997-6791

jordan.strauss@epenergy.com